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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934



                                NetObjects, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   641146 10 2
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                                 (CUSIP Number)




         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         / /  Rule 13d-1(b)

         / /  Rule 13d-1(c)

         /X/  Rule 13d-1(d)

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-------------------------                         ------------------------------
CUSIP No. 641146 10 2             13G              Page   2    of   5    Pages
                                                       --------   -------
-------------------------                         ------------------------------


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     1)   NAMES OF REPORTING PERSONS OR I.R.S. IDENTIFICATION NOS. OF ABOVE
          PERSONS (ENTITIES ONLY)
          Samir Arora
--------------------------------------------------------------------------------
     2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) / /
                                                                       (b) / /
--------------------------------------------------------------------------------
     3)   SEC USE ONLY

--------------------------------------------------------------------------------
     4)   CITIZENSHIP
          United States
--------------------------------------------------------------------------------
     NUMBER OF SHARES       5) SOLE VOTING POWER                     1,326,277

                            ----------------------------------------------------
    BENEFICIALLY OWNED      6) SHARED VOTING POWER                   362,129

                            ----------------------------------------------------
    BY EACH REPORTING       7) SOLE DISPOSITIVE POWER                1,326,277

                            ----------------------------------------------------
       PERSON WITH:         8) SHARED DISPOSITIVE POWER              362,129

--------------------------------------------------------------------------------
     9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,688,406
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    10)   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
    11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          6.2%
--------------------------------------------------------------------------------
    12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          IN
--------------------------------------------------------------------------------

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ITEM 1.   (a)  NAME OF ISSUER:

               NetObjects, Inc.

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               301 Galveston Drive, Redwood City, CA  94063

ITEM 2.   (a)  NAME OF PERSON FILING:

               Samir Arora

          (b)  NAME OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               301 Galveston Drive, Redwood City, CA  94063

          (c)  CITIZENSHIP:

               United States

          (d) TITLE OF CLASS OF SECURITIES:

               Common Stock par value $.01 per share

          (e)  CUSIP NUMBER:

               641146 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          (a)  / /  Broker or Dealer registered under Section 15 of the Act;

          (b)  / /  Bank as defined in Section 3(a)(6) of the Act;

          (c)  / /  Insurance Company as defined in Section 3(a)(19) of the Act;

          (d) / / Investment Company registered under Section 8 of the Investment Company Act;

          (e) / / Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940;

          (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974, or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

          (g)  / /  Parent Holding Company, in accordance with Rule 13d-1(b)
                    (ii) (G) (Note: See Item 7.);

          (h)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                    Not applicable


                                       3
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ITEM 4.    OWNERSHIP.

            (a)  Amount beneficially owned:

                 1,688,406
            --------------------------------------------------------------------
            (b) Percent of class:

                 6.2%
            --------------------------------------------------------------------
            (c) Number of shares as to which such person has:

                 (i)   Sole power to vote or to direct the vote
                       1,326,277
                       ---------------------------------------------------------

                 (ii)  Shared power to vote or to direct the vote
                       362,129
                       ---------------------------------------------------------

                 (iii) Sole power to dispose or to direct the disposition of
                         1,326,277
                       ---------------------------------------------------------

                 (iv) Shared power to dispose or to direct the disposition of 362,129
                       ---------------------------------------------------------

           INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not applicable

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY

           Not applicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable

ITEM 10.   CERTIFICATION.

            Not applicable


                                       4
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            February  14, 2000
                                            ------------------------------------
                                            (Date)

                                            /s/ Samir Arora
                                            ------------------------------------
                                            (Signature)

                                            Samir Arora
                                            ------------------------------------
                                            (Name)